AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
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                                    Name and address                               Amount of                           Percent
Title of class               of beneficial owner                              beneficial ownership          of class

Common Stock           John Morita                                           2,000,000 shares               39.2%
                                    Director, President &
                                    Chief Executive Officer
                                    145 West 44th Avenue
                                    Vancouver, BC  V5Y 2V3

Common Stock           All Officers and Directors                    2,000,000 shares               39.2%
                                    as a Group that consists of 1 persons.
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